Exhibit 99.3

8325 Six Forks Road
Raleigh, NC 27615
919-846-4100
800-444-5664

EnactMI.com

FOR IMMEDIATE RELEASE
February 3, 2026

Enact Announces New $500 Million Share Repurchase Program and $0.21 Per Share Quarterly Dividend

RALEIGH, N.C., February 3, 2026 – Enact Holdings, Inc. (Nasdaq: ACT) (Enact) a leading provider of private mortgage insurance through its insurance subsidiaries, today announced that its Board of Directors authorized a new share repurchase program under which the company may purchase up to $500 million of its common stock. The new share repurchase authorization is in addition to the company’s current $350 million share repurchase program, of which $30 million remains as of January 30, 2026.

Additionally, Enact’s Board of Directors declared a quarterly dividend of $0.21 per common share, payable on March 19, 2026, to shareholders of record on February 26, 2026.

“The Board’s authorization of a new $500 million share repurchase program reflects the strength of our balance sheet and our continued confidence in Enact’s long-term performance,” said Rohit Gupta, Enact’s President and Chief Executive Officer. “The authorization reinforces our disciplined approach to capital management and our commitment to returning excess capital to shareholders while maintaining the financial flexibility to support our customers and invest in our business.”

Enact’s new share repurchase program authorizes the purchase of up to $500 million of the company’s common stock utilizing a variety of methods, including open market purchases, and privately negotiated transactions, and may be made under Rule 10b5-1 and Rule 10b-18 trading plans, at such times and in such amounts as management deems appropriate. In support, Enact has entered into an agreement with Genworth Holdings, Inc. to repurchase its Enact shares as part of the program to maintain Genworth’s current ownership interest in Enact.

Enact expects the timing and amount of any share repurchases will be opportunistic and will depend on a variety of factors, including Enact’s share price, capital availability, business and market conditions, regulatory requirements, and debt covenant restrictions. The program does not obligate Enact to acquire any amount of common stock, it may be suspended or terminated at any time at the Company’s discretion without prior notice, and it does not have a specified expiration date.
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About Enact Holdings, Inc.

Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Investor Contact
Daniel Kohl
EnactIR@enactmi.com

Media Contact
Sarah Wentz
Sarah.Wentz@enactmi.com